EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2012 THIRD QUARTER RESULTS

HOUSTON, TX – November 8, 2012 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the third quarter and nine months ended September 30, 2012.

$ in millions	3 Months Ended			9 Months Ended
(except per share data)	9/30/12	9/30/11	% Change*	9/30/12	9/30/11	% Change*
Revenues	$205.3	$159.4	28.8%	$472.4	$387.2	22.0%
Gross profit	$14.2	$14.8	(4.0)%	$31.2	$35.9	(13.2)%
Gross margin	6.9%	9.3%	(25.8)%	6.6%	9.3%	(29.0)%
Operating income	$4.2	$7.8	(46.3)%	$7.9	$16.7	(53.1)%
Net income (loss) attributable to common stockholders	$1.0	$3.5	(71.4)%	$(3.2)	$7.7	NM
Diluted net income (loss) per share attributable to common stockholders**	$0.01	$0.21	(95.2)%	$(0.27)	$0.47	NM

* The percentages and amounts shown for changes between periods in the table above and in the discussions below are based on the amounts reported in the Form 10-Q and may differ from the amounts which would have been calculated from the table above as a result of rounding.
**Based on 16.5 million and 16.4 million weighted-average diluted shares outstanding for the three months ended September 30, 2012 and 2011, respectively and 16.4 million and 16.6 million weighted-average diluted shares outstanding for the nine months ended September 30, 2012 and 2011, respectively.  Diluted net income (loss) per share attributable to common stockholders includes for the three and nine months ended September 30, 2012 the $0.05 and $0.07 impact from a charge to retained earnings related to the revaluation of noncontrolling interest liabilities.
NM – Not meaningful

2012 Third Quarter Compared to 2011
Revenues for the third quarter increased 28.8% over the 2011 comparable quarter primarily as a result of $48.8 million of revenues from operations in Arizona and California acquired in August 2011 and higher revenues from our Nevada operations reflecting the impact of the $25.0 million of contracts assumed from Aggregate Industries, Inc. in January 2012, as well as improvements in estimated profitability in certain projects and the benefit of stronger activity levels in Utah.  The improvements were somewhat offset by lower revenues in Texas.

Gross profit for the 2012 third quarter decreased 4.0% from the same period last year and gross margin decreased to 6.9% from 9.3%.  As was the case in the first half of the year, the 2012 third quarter was impacted by downward revisions of estimated revenues and gross profit on a number of construction projects, primarily in Texas.  These revisions were substantially offset by upward revisions on projects in Utah.

Operating income for the third quarter decreased 46.3% from the 2011 comparable quarter.  General and administrative expenses increased $3.2 million between the quarters.  This reflected general and administrative expenses from operations in Arizona and California acquired in August 2011, compensation expenses attributable to the change in CEO as well as higher professional fees.

Other Highlights
Backlog at September 30, 2012 was $704.0 million and excluded approximately $79 million of expected revenues for which contracts had not yet been officially awarded.  This compares to backlog of $754 million at June 30, 2012.  During the current third quarter, we were awarded contracts totaling $158 million, compared to $240 million in the same period last year bringing 2012 awards through September 30, 2012 to $512 million compared to $476 million in the same period last year.  Please note that we have changed our policy with respect to projects where we are the apparent low bidder but where we have not yet been awarded a contract as of the end of the period.  These awards are now excluded from our reported backlog and awards.  Awards for 2012 now include $125 million of awards previously reported in 2011 which we were the apparent low bidder on in 2011 but which were officially awarded in 2012.  Previously reported amounts for backlog have been restated to conform with the new policy.

For the nine months of 2012, capital expenditures were $27.8 million compared with $19.6 million in the first nine months of 2011 with the increase relating to investments to support our higher level of operations and to replace older equipment.  As was the case in the first half, we continued to dispose of underutilized and aging equipment, and in the first nine months of 2012, we generated proceeds of $11.9 million from the sale of property and equipment resulting in a pre-tax gain of $3.0 million.

Changes in the revaluation of the liability to noncontrolling interest owners are reflected in retained earnings rather than net income; however, such changes impact basic and diluted net income (loss) per share attributable to Sterling common stockholders.  The revaluations for the three and nine months ended September 30, 2012 resulted in reductions of $0.05 and $0.07, respectively, in basic and diluted net income (loss) per share attributable to Sterling common stockholders.

Strong Financial Position
We are in very sound financial condition.  At September 30, 2012:
•	Working capital totaled $82.6 million, including $54.5 million of cash, cash equivalents and short-term investments;
•	Up to $38.2 million in borrowings was available under the credit facility with an optional increase amount of $50 million; and,
•	Tangible net worth of $157.9 million was more than adequate to support our bonding requirements.

CEO Remarks
Peter MacKenna, Sterling’s recently appointed Chief Executive Officer commented, “Since joining just over two months ago, I have been evaluating and analyzing all aspects of our business and have been very pleased with much of what I’ve learned.  We have a dedicated team of hard working people with considerable experience enabling us to bid and successfully execute larger more complex jobs; we are in attractive geographic markets; and as noted, we are financially very strong.  While the economy and general market conditions have impacted our recent performance, I am confident that with the ongoing improvements to our bidding and execution processes, Sterling’s near-term profitability should strengthen, which will position us to capitalize on a more active project environment as economic conditions and government funding improve.”

Outlook
The enactment of the Moving Ahead for Progress in the 21st Century (“MAP-21”) legislation, a two-year, $105 billion reauthorization of the federal surface transportation program, provides annual federal highway funding close to the level of $41 billion under the SAFETEA-LU bill which has been extended numerous times but expired in June 2012.  While maintaining current funding levels, perhaps the greatest impact of the legislation is to give clarity and funding certainty to state and local transportation agencies. Of note, the estimated apportionment of the funds by state indicates that California and Texas have the largest amounts available, approximately $3.5 billion and $3.1 billion, respectively, for fiscal year 2013.  In addition, the Transportation Infrastructure Finance and Innovation Act (“TIFIA”) provides for Federal credit assistance to nationally or regionally significant surface transportation projects, including highway, transit and rail. This program will offer up to $750 million of funds in 2013 and $1.0 billion in 2014.  This translates into approximately $7.5 billion and $10.0 billion of lending capacity in each of these fiscal years, compared with approximately $1.2 billion of annual lending capacity under prior law.  We are hopeful that state and local contracting agencies where we operate will take advantage of TIFIA and MAP-21 funding and once again be awarding larger and more ambitious highway and bridge construction contracts.

According to current estimates, the gross margin in our backlog at September 30, 2012 is comparable to the gross margin reported for 2012 year-to-date results, partly as a result of the previously disclosed operational issues which resulted in the downward revisions of estimated gross profits on a number of construction projects and partly as a result of competitive bidding pressures at the time the contracts were added to backlog.

With the ongoing improvements to our systems and controls, federal funding in the form of MAP-21, our strong financial position, our diverse portfolio of skills and geographic diversity, we continue to have higher expectations for 2013 than for 2012.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 10:00 am ET/9:00 am CT tomorrow, Friday, November 9, 2012.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.                                       Investor Relations Counsel
Elizabeth Brumley                                                                        The Equity Group Inc.
EVP & Chief Financial Officer                                                    Linda Latman  212-836-9609
Brian Manning, P.E.                                                                     Fred Buonocore  212-836-9607
EVP & Chief Development Officer
281-821-9091

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$205,283	$159,427	$472,418	$387,167
Cost of revenues	(191,114)	(144,671)	(441,216)	(351,230)
Gross profit	14,169	14,756	31,202	35,937
General and administrative expenses	(10,259)	(7,071)	(26,369)	(19,427)
Other operating income (expense), net	261	76	3,017	226
Operating income	4,171	7,761	7,850	16,736
Gain (loss) on sale of securities and other	617	212	1,700	(33)
Interest income	287	309	1,214	1,252
Interest expense	(159)	(357)	(978)	(945)
Income before income taxes and earnings attributable to noncontrolling interests	4,916)	7,925	9,786	17,010
Income tax benefit (expense)	(847)	(1,984)	2,146	(3,295)
Net income	4,069	5,941	11,932	13,715
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(3,079)	(2,480)	(15,155)	(5,999)
Net income (loss) attributable to Sterling common stockholders	$990	$3,461	$(3,223)	$7,716

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.01	$0.21	$(0.27)	$0.47
Diluted	$0.01	$0.21	$(0.27)	$0.47

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,404,749	16,385,729	16,362,429	16,444,302
Diluted	16,504,033	16,440,835	16,362,429	16,558,074

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,034	$16,371
Short-term investments	53,454	44,855
Contracts receivable, including retainage	120,478	74,875
Costs and estimated earnings in excess of billings on uncompleted contracts	17,876	16,509
Inventories	3,945	1,922
Deferred tax asset, net	793	1,302
Receivables from and equity in construction joint ventures	10,767	6,057
Other current assets	5,406	2,132
Total current assets	213,753	164,023
Property and equipment, net	102,326	83,429
Goodwill	54,460	54,050
Other assets, net	4,742	2,329
Total assets	$375,281	$303,831
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$65,781	$40,064
Billings in excess of costs and estimated earnings on uncompleted contracts	27,031	18,583
Current maturities of long-term debt	73	573
Income taxes payable	214	2,013
Accrued compensation	9,701	5,329
Current obligation for noncontrolling owners’ interests in subsidiaries and joint ventures	23,323	--
Other current liabilities	5,006	2,723
Total current liabilities	131,129	69,285
Long-term liabilities:
Long-term debt, net of current maturities	10,208	263
Deferred tax liability, net	368	--
Other long-term liabilities	2,498	2,597
Total long-term liabilities	13,074	2,860
Commitments and contingencies
Obligation for noncontrolling owners’ interests in subsidiaries and joint ventures	18,686	16,848
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,495,216 and 16,321,116 shares issued	165	163
Additional paid in capital	196,495	196,143
Retained earnings	12,047	16,509
Accumulated other comprehensive income	946	496
Total Sterling common stockholders’ equity	209,653	213,311
Noncontrolling interests	2,739	1,527
Total equity	212,392	214,838
Total liabilities and equity	$375,281	$303,831